Exhibit 99.1

Contacts:
Wallace Doolin, BUCA, Inc.
612-225-3222

Robert Kleiber, BUCA, Inc.
952-913-6590

BUCA, INC. ANNOUNCES SEC HAS ISSUED A FORMAL ORDER OF

INVESTIGATION

Minneapolis, MN (February 7, 2005). BUCA, Inc. (NASDAQ: BUCA) announced today that the Securities and Exchange Commission has informed BUCA that it has issued a formal order of investigation to determine whether there have been violations of the federal securities laws. The SEC has advised BUCA that this is a non-public fact finding inquiry and that the investigation does not mean that the SEC has concluded that BUCA has violated any securities laws.

BUCA believes that the SEC’s investigation was initiated by the resignation of former Chairman and Chief Executive Officer Joe Micatrotto. BUCA understands that the order of investigation relates to BUCA’s internal controls and compliance with rules governing filings and reports, including public disclosures, required to be filed with the Commission.

An investigation by BUCA’s Audit Committee revealed that Mr. Micatrotto had used BUCA funds for purposes that were either personal in nature, not properly authorized, or insufficiently documented as proper business expenditures. After the investigation was concluded, BUCA sought and received Mr. Micatrotto’s resignation and entered into a Separation Agreement and an Agreement for Waiver and Release of KEYSOP Benefits with Mr. Micatrotto, pursuant to which Mr. Micatrotto agreed to make certain cash payments to BUCA and to waive all rights to receive any payments under BUCA’s Key Employee Share Option Plan, including both vested and unvested benefits. These agreements resulted in a total recoupment to BUCA of approximately $900,000.00.

The Audit Committee investigation also indicated that certain other executive officers incurred travel, entertainment, and other expenses of a lesser amount that were questionable, not properly authorized, or insufficiently documented as business expenses. BUCA has taken steps to ensure compliance with it expense report documentation guidelines and added new requirements, where appropriate.

BUCA understands that the SEC investigation also relates to the 2002 purchase of a property in Italy known as “Villa Sermenino” that Mr. Micatrotto stated was intended for use as a training facility for BUCA employees. BUCA funds were used for the purchase, however, Mr. Micatrotto caused title to the property to be placed in the name of himself and his wife. At BUCA’s request, Mr. Micatrotto and his wife executed a Transfer Contract to transfer title to the Villa to BUCA in March 2004 and a deed recording the transfer of the property was filed, recognized, and confirmed in May, 2004. BUCA reimbursed Mr. Micatrotto for out-of-pocket expenses incurred by him in connection with the property, but did not pay him or his wife any consideration in connection with the transfer of title.

BUCA is cooperating and assisting with the SEC’s investigation in order to bring the inquiry to a conclusion as promptly as possible.